Exhibit 23.7

October 4, 2006

Home Inns & Hotels Management Inc.

No. 400 Tian Yao Qiao Road

Shanghai 200030

People’s Republic of China

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited (“AAC”) hereby consents to the references to AAC’s name and value conclusions for accounting purposes, with respect to its appraisal reports addressed to the board of Home Inns & Hotels Management Inc. (the “Company”) dated July 12, 2006 and August 25, 2006, in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

AMERICAN APPRAISAL CHINA LIMITED

Name:	James Kwok
Title:	Vice President